EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee

Kreisler Manufacturing Corporation

180 Van Riper Avenue

Elmwood Park, NJ 07407

We hereby consent to the use of our report dated September 22, 2005, except for the reclassification paragraph in Note A as to which the date is December 23, 2005; on the consolidated balance sheets of Kreisler Manufacturing Corporation as of June 30, 2005 and 2004, and on the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended in the annual Form 10-KSB for the year ended June 30, 2006. Such report is being included in the unaudited financial information prepared by management in documents filed by Kreisler Manufacturing Corporation as required by the Securities and Exchange Commission.

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida

September 26, 2006

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